UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DENNY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

OAK STREET CAPITAL MASTER FUND, LTD.
OAK STREET CAPITAL MANAGEMENT, LLC
DAVID MAKULA
PATRICK WALSH
DASH ACQUISITIONS LLC
JONATHAN DASH
SOUNDPOST CAPITAL, LP
SOUNDPOST CAPITAL OFFSHORE, LTD.
SOUNDPOST ADVISORS, LLC
SOUNDPOST PARTNERS, LP
SOUNDPOST INVESTMENTS, LLC
JAIME LESTER
LYRICAL OPPORTUNITY PARTNERS II, L.P.
LYRICAL OPPORTUNITY PARTNERS II, LTD.
LYRICAL OPPORTUNITY PARTNERS II GP, L.P.
LYRICAL CORP III, LLC
LYRICAL PARTNERS, L.P.
LYRICAL CORP I, LLC
JEFFREY KESWIN
PATRICK H. ARBOR

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The Committee to Enhance Denny’s (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Denny’s Corporation.  The Committee has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 2, 2010, the Committee issued the following press release:

The Committee to Enhance Denny's Nominates Highly Qualified Independent Directors for Election to Denny's Board to Rejuvenate Struggling Restaurant Chain

Companies:   Denny's Corp.

Press Release Source: The Committee to Enhance Denny's On Tuesday March 2, 2010, 7:00 am EST

CHICAGO, March 2 /PRNewswire/ -- The Committee to Enhance Denny's, headed by Oak Street Capital Management, LLC and Dash Acquisitions, LLC, announced today that it has notified Denny's Corporation (Nasdaq:DENN - News) of its intention to nominate three highly qualified individuals for election to the Board of Directors at the Company's 2010 Annual Meeting of Shareholders.  The members of the Committee collectively own approximately 6.5% of Denny's outstanding shares.

The Committee's three independent director nominees are Patrick H. Arbor, Jonathan Dash and David Makula.  The relevant portions of their biographies are set forth below.

Patrick H. Arbor is a director of Macquarie Futures USA Inc., a Futures Commission Merchant and clearing member of the Chicago Mercantile Exchange and other exchanges.  Mr. Arbor is a long-time member of the Chicago Board of Trade, the world's oldest derivatives exchange, and served as its Chairman from 1993 to 1999.  During that period, Mr. Arbor also served on the Board of Directors of the National Futures Association.  Prior to that, he served as Vice Chairman of the Chicago Board of Trade for three years and as a director of the Chicago Board of Trade for ten years.  Mr. Arbor's extensive experience serving on the Board of Directors of the Chicago Board of Trade and a wide-range of other public and private companies has given him a strong understanding of corporate responsibility and corporate governance.

Jonathan Dash is the President of Dash Acquisitions LLC, an investment management firm.  He is a director of Western Sizzlin Corporation, a publicly-traded restaurant chain with 102 restaurants.  He is an Advisor to the Chairman and Chief Executive Officer of The Steak n Shake Company, a publicly-traded restaurant chain with 485 restaurants.  Mr. Dash helped to revitalize the Steak n Shake brand and reverse a long history of negative sales comparisons that culminated in double digit positive same store sales comparisons within 18 months.  Mr. Dash brings valuable experience in the restaurant business due to his significant roles in restructuring the marketing, supply chain and research and development departments of Steak n Shake and Western Sizzlin.

David Makula is the Founder and Managing Member of Oak Street Capital Management, LLC, an investment management firm.  He was previously a Research Analyst with Coghill Capital Management, LLC, an investment management firm.  He also served as an Investment Banker for Salomon Smith Barney, where he focused on mergers and acquisitions across a variety of sectors.  Mr. Makula holds a CPA certificate from the State of Illinois.  He brings significant capital markets experience and he will work to address Denny's capital allocation and other financial issues.

The Co-Chairmen of the Committee - Jonathan Dash, David Makula and Patrick Walsh - commented:

"The Company's existing board and management team have been given a sufficiently long period of time to demonstrate the effectiveness of their strategy, and we believe they have failed.  We do not believe their strategy has created value for shareholders.  The weaknesses of Denny's management have forced us to seek changes to the board in the interest of all shareholders.  If the status quo is maintained, we are deeply concerned that the Company's future will mirror its past.  Shareholders cannot afford to allow the board and management to have more time to implement an effective strategy.  We will not linger on the sidelines at this critical juncture.  Our nominees can help implement a strategic plan designed to create value for all shareholders.  We must act now!"

"The record is clear - the current Denny's board has overseen significant destruction of shareholder value.  Denny's share price has plummeted by approximately 75.6% since the shares began trading in November 1997 through December 31, 2009(1).  Over the past five completed years alone, Denny's share price has declined by 51.3%(2), an unacceptable outcome.  We note that the share price has appreciated significantly since the filing of our initial Schedule 13D on January 21, 2010."

"We believe the board should have admitted years ago that Denny's CEO, Nelson Marchioli, will not be able to turn around the Company.  We believe that his poor operating and capital allocation records speak for themselves.  To add insult to injury, the Denny's board has generously rewarded management despite poor stock price and financial performance."

The Committee's issues with the current Denny's board and management can be summarized as follows:

• Ceding the #1 market position to International House of Pancakes ("IHOP")

• Failure to grow system-wide restaurants

• Unsustainable declines in key operating trends such as guest traffic

• Inappropriately high general and administrative expenses

• Imprudent capital allocation decisions

• Lack of accountability for management at the board level

• Extremely poor stock performance

Strategic Errors

Denny's system-wide units peaked ten years ago, at 1,822 restaurants, shortly before Nelson Marchioli was appointed CEO in 2001.  Over the past decade, Denny's management and board oversaw a 15% decline in total system-wide restaurants to 1,551 units.  This stands in stark contrast to the Company's closest competitor, IHOP, which during the same timeframe increased system-wide restaurants from 922 units to 1,433 units(3).

We believe that management will not be able to improve critical operating trends such as guest traffic - a key barometer of a restaurant's health - under the current board regime.  Mr. Marchioli also presided over same store traffic declines in seven of the previous eight years.  Denny's served approximately 900,000 guests per day in 2005, versus only some 725,000 per day currently, a 19% decline.  We are deeply concerned that if these guest traffic declines are allowed to persist, the effect on shareholders will be dire.

We are also concerned that Denny's management has failed to apply an effective marketing and pricing strategy focused on delivering value to customers.  While Denny's customer attendance has declined, management has responded by consistently raising prices.  We believe management's pricing strategy has been unsuccessful, particularly during the recent economic downturn when price hikes failed to resonate with an ailing consumer and guest count losses accelerated.  We view the consistent price increases as an unsustainable strategy.  Management needs to align the price of Denny's food with its perceived value.

After ten years of pursuing this strategy, Denny's recently ceded its historic leadership in casual family dining to IHOP.  Since 2000, IHOP has more than doubled system-wide sales from $1.2 billion to $2.5 billion estimated for this year.  During this same timeframe, Denny's system-wide sales have stagnated.  As a result, IHOP's system-wide sales have now surpassed Denny's.  Other than the differences in their respective leadership teams, we see no fundamental reason for Denny's underperformance relative to IHOP.

Capital Allocation

Since 2005, management invested approximately $150 million in capital expenditures, principally for store remodelling.  Unfortunately, given Denny's share price performance over the past five years, long-term shareholders have nothing to show for these investments.  Investors should not be surprised that shareholder value was eroded when management coupled a low return, expensive remodelling program with an ineffective marketing strategy.  Since these significant capital expenditures failed to produce the desired results, we are now concerned that management has resorted to selling restaurants to franchisees at fire sale prices.

Excess Corporate Overhead

Since 2002, Denny's management has refranchised or closed approximately 310 locations. Based on our research of the industry, and conservatively assuming all locations were refranchised, we would expect general and administrative expenses to decline by $18.6 million, or $60,000 per unit.  Surprisingly, Denny's general and administrative expenses have actually increased by $7.3 million since 2002.  We believe this is attributable to a culture of wasteful spending and the lack of representation on the Denny's board by significant shareholders.

Corporate and Franchisee Governance Issues

We believe shareholder concerns have been ignored.  We are aware that the Denny's Franchisee Association has expressed to the Denny's board its specific concerns with current management which have also been ignored.  We are deeply concerned that many of the largest franchisees of Denny's have lost faith in management's ability to turn around the Company's operating performance.

We are also frustrated that Mr. Marchioli has not built a strong management team.  Rather than recruiting and nurturing talented executives, the Company has announced drastic leadership changes involving key members of management - most recently the departure of the Chief Marketing and Innovation Officer and the Chief Operating Officer.  Merely replacing those two executives will not address the critical operational issues facing CEO, Nelson Marchioli, who hired those two executives.

Our Plan to Enhance Shareholder Value at Denny's

We believe that Denny's is an iconic American brand and shareholder value can be restored with the help of our highly qualified director nominees.  If elected at the 2010 Annual Meeting of Shareholders, our nominees would, subject to their fiduciary duties, endeavor to work with the other board members to address the concerns discussed above.  A general outline of the initiatives that our nominees would seek to implement are as follows:

• Create a pay-for-performance culture that clearly and measurably aligns management's interests with those of shareholders

• Implement a cost structure that provides Denny's with a source of competitive advantage, by sustainably reducing annual operating expenses by at least $15 million

• Reverse the declining trend in guest traffic and comp store sales with more effective marketing and an improved price-to-value relationship for the customer

• Rationalize capital expenditures to an average of less than $10 million per year

• Halt value-eroding sales of company-owned restaurant units at unreasonably low prices

• Refocus marketing efforts on a consistent value message, not on marketing gimmicks that send the wrong message and attract the wrong customer base, and

• Restore system-wide unit growth through franchisee development

The Committee to Enhance Denny's will continue to apprise you during the coming weeks of our plans to maximize shareholder value.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Committee to Enhance Denny's (the "Committee"), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders of Denny's Corporation (the "Company").

THE COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500 OR VIA EMAIL AT ENHANCEDENNYS@MACKENZIEPARTNERS.COM.

The Participants in the proxy solicitation are anticipated to be Oak Street Capital Master Fund, Ltd. ("Oak Street Master"), Oak Street Capital Management, LLC ("Oak Street Management"), David Makula, Patrick Walsh, Dash Acquisitions LLC ("Dash Acquisitions"), Jonathan Dash, Soundpost Capital, LP ("Soundpost Onshore"), Soundpost Capital Offshore, Ltd. ("Soundpost Offshore"), Soundpost Advisors, LLC, Soundpost Partners, LP ("Soundpost Partners"), Soundpost Investments, LLC, Jaime Lester, Lyrical Opportunity Partners II, L.P. ("Lyrical Onshore"), Lyrical Opportunity Partners II, Ltd. ("Lyrical Offshore"), Lyrical Opportunity Partners II GP, L.P., Lyrical Corp III, LLC, Lyrical Partners, L.P., Lyrical Corp I, LLC, Jeffrey Keswin and Patrick H. Arbor (collectively, the "Participants").

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by Oak Street Master with the SEC on January 21, 2010, as amended or may be amended from time to time (the "Schedule 13D").  The Schedule 13D is currently available at no charge on the SEC's website at http://www.sec.gov.  As of the date hereof, the Participants collectively own an aggregate of 6,245,476 shares of Common Stock of the Company, consisting of the following: (1) 1,826,333 shares owned directly by Oak Street Master, (2) 101,743 shares held in accounts managed by Oak Street Management, (3) 43,000 shares owned directly by Patrick Walsh, (4) 1,202,300 shares held in accounts managed by Dash Acquisitions, (5) 1,407,587 shares owned directly by Soundpost Onshore, (6) 551,882 shares owned directly by Soundpost Offshore, (7) 340,531 shares held in accounts managed by Soundpost Partners, (8) 338,500 shares owned directly by Lyrical Onshore, (9) 368,600 shares owned directly by Lyrical Offshore and (10) 65,000 shares owned directly by Patrick H. Arbor.

(1) Based on November 20, 1997 closing price of $9.00 per share and December 31, 2009 closing price of $2.19 per share, including dividends.

(2) Based on December 31, 2004 closing price of $4.50 per share and December 31, 2009 closing price of $2.19 per share, including dividends.

(3) Based on third quarter 2009 system-wide units.